UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934




            Date of Report (Date of earliest event reported): September 27, 1999

                               GENERAL MILLS, INC.

                   (Exact name of registrant as specified in its charter)



      Delaware                   1-1185                     41-0274440
(State of Incorporation)  (Commission File Number)        (IRS Employer
                                                       Identification No.)


Number One General Mills Boulevard
(Mail:  P.O. Box 1113)
Minneapolis, Minnesota   55440
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (612) 764-2311

Item 5.  Other Events.

         On September 27, 1999, the Board of Directors authorized a 2-for-1 split of General Mills' common stock effected in the form of a 100% stock dividend. Each stockholder will receive one additional share of common stock for each share owned as of the close of business on October 8, 1999. One additional stock certificate will be mailed to each such stockholder on November 8, 1999. The stock split does not result in any gain or loss for federal income tax purposes.

         The stock split will trigger adjustments to the Company's Preferred Stock Purchase Rights (the "Rights") issued under the Rights Agreement, dated as of December 11, 1995 (the "Rights Agreement"), between the Company and Norwest Bank Minnesota, N.A., as Rights Agent. After the stock split, when and if the Rights become exercisable, each Right will entitle the holder to purchase one two-hundredth (1/200) of a share of the Company's Series B Participating Cumulative Preference Stock ("Series B Preference Shares") for $120, rather than the current one one-hundredth (1/100) of a share for $240. In addition, the redemption price for the Rights will be reduced from $.01 per Right to $.005 per Right. The Series B Preference Shares will also be adjusted as a result of the stock split so that one two-hundredth of a Series B Preference Share will be economically equivalent to one share of Common Stock. Reference is made to the Rights Agreement, included as an Exhibit to the Company's Current Report on Form 8-K dated December 11, 1995, for a more complete description of the terms of the Rights.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          GENERAL MILLS, INC.


Dated:  September 28, 1999            By:       /s/ Ivy S. Bernhardson
                                          ------------------------------------
                                             Ivy S. Bernhardson
                                             Vice President, Associate General
                                                Counsel and Secretary